Exhibit 10.2

To: Ori Gon
By hand delivery / e-mail
Date: March 8, 2022

Dear Ori,

Re: Termination of Employment – ReWalk Robotics Ltd. (the “Company”)

Following your notice dated December 13, 2021, of resignation from your employment by ReWalk Robotics Ltd. (the “Company”), we are writing to confirm our understanding:

1.
As of March 12, 2022 (the “Termination Date”), your employment with the Company will terminate due to your resignation, and any entitlement you had or may have had under any benefit plan, your employment agreement with the Company dated May 25, 2015 (as amended, the “Employment Agreement”) or any other contract, will end, unless otherwise described herein.

The Effective Date is following completion of the prior notice for termination of 90 days (the “Notice Period”), in accordance with your Employment Agreement.

2.
During the Notice Period, between December 13, 2021 through the Termination Date, you shall continue to be employed by the Company. Unless the Company instructs you otherwise, you are required to continue your employment, to work on the open tasks as set by the CEO to complete, to perform all of your duties towards the Company and transfer your responsibilities in an orderly fashion in coordination with the CEO.

3.
Until the Termination Date, you shall continue to be on the payroll of the Company and shall be entitled to your Salary and all your benefits as an employee of the Company, including contribution to Manger’s Insurance Policy/Pension Fund and Education Fund, all in accordance with the Employment Agreement.

4.
On or around the Termination Date, a final settlement of accounts will be carried out and you will receive, in addition to those amounts which you have already received from the Company, all outstanding payments to which you are entitled to in connection with your employment with the Company, as described below:

4.1.
Payment of your relative portion of your Salary (based on your current monthly gross Salary of 59,095 NIS) to which you are entitled for the portion of the last month of your employment until the Termination Date;

4.2.
Release to you of the funds which accrued for your benefit until the Termination Date in the Education Fund and Manager’s Insurance Policy/Pension Funds in accordance with the Employment Agreement (including sums for severance pay which have been accumulated according to Section 14 of the Severance Pay Law, 5723-1963 and reflecting 100% of the severance pay to which you are entitled);

4.3.	Reimburse you for all your approved business expenses not previously paid until the Termination Date;

4.4.	Payment of the redemption of all of your accumulated and unused vacation days until the Termination Date, if any. In case you have a negative balance of vacation days it will be deducted; and

4.5.	Payment of the gross amount of approx. 2,046.6 NIS your recuperation days (Dmei Havraa) until the Termination Date.

3, Hatnufa St., P.O.B 161, Yokneam Illit 2069203, Israel, T. 972 4 959 0123, F. 972 4 959 0125, www.rewalk.com

4.6.	Annual bonus for year 2021 which has already been paid on February 28, 2022

The accurate amounts of the payments described above shall be as described in your last pay slip.

5.
In addition to the above, and subject to your signature below and your fulfillment of all of your obligations and undertakings as set forth in the form of shares in ReWalk Robotics equal to a gross amount of $50,000 (the number of shares will be determined utilizing the 90 day average selling price of ReWalk shares over the 90 days following March 13, 2022 to reach a value of $50,000). The stock payment shall be paid to you on or before June 30, 2022, and shall be conditioned on your providing reasonable consulting services to the Company, including in connection with the transition to your successor, following the Termination Date, to the satisfaction of the CEO. If you fail to satisfy any of the applicable obligations set forth herein the company has the right to adjust the award based on the level of transition completed.

6.
As of the Termination Date, the vesting of the RSUs or options granted to you to purchase Ordinary Shares of the Company (“Shares”) shall terminate. Unvested options and RSUs will be forfeited pursuant to the terms of the Share Incentive Plans. If you have fully vested options to purchase Shares as of the Termination Date, they will remain exercisable for 90 days following the Termination Date, subject to the provisions of the Company’s Share Incentive Plans, after which they will immediately expire. RSUs that are unvested as of the Termination Date will expire immediately. Any tax liability in connection with the options and RSUs shall be borne solely by you.

7.	No later than the Termination Date, you shall:

7.1.
deliver to the Company all documents and materials of any nature pertaining to your work with the Company, such that you will not retain in your possession or control any documents or materials or copies thereof containing any information with respect to the Company; and

7.2.
return to the Company any corporate property still in your possession or at your disposal, in good shape including laptop (if requested by the company) the Company’s car provided to you by the Company for purposes of your employment (“Car”). Until the Termination Date, you are required to remove from your laptop and business email account any and all materials and files of a personal nature (and only such materials). Accordingly, you hereby waive any claim you might have with respect to privacy of materials and files of personal nature remaining or left on the laptop or in your email account following the Termination Date. In addition, you will pay all parking/police tickets regarding the Car with respect to the period it was held by you, and the Company is entitled to set-off these amounts against other amounts to which you are entitled.

8.
All of the payments referred to above shall be subject to the withholding of all applicable taxes and deductions required by any applicable law. The Company shall set-off any amount owed to the Company by you (if any) against any amount owed by the Company to you, in each case, from any source whatsoever.

9.
You hereby warrant and undertake that except with respect to receipt of the rights and payments mentioned in this letter, including the special ex gratia stock payment, neither you, nor anyone on your behalf, has nor shall have any claims, demands or causes of action against the Company, its subsidiaries, assigns, agents, officers, directors, employees, shareholders or affiliates (collectively for this Section, the “Company”), concerning your engagement with the Company, your employment by the Company or the termination thereof due to your resignation, including the termination process, harassment, bullying, discrimination, severance pay, social or pension payments or deductions, wages, compensation, salaries, payment for delayed compensation of any kind, royalties, commissions, equity and/or shares, incentives, any bonus, advanced notice, overtime pay, pay for work on the weekly day of rest or during holidays, any and all reimbursements or refunds for expenses of any kind, including, without limitation, for any benefit, payment, fringe benefit or social benefit of any kind whatsoever.

3, Hatnufa St., P.O.B 161, Yokneam Illit 2069203, Israel, T. 972 4 959 0123, F. 972 4 959 0125, www.rewalk.com

10.
You are reminded that during the Notice Period and following the Termination Date, and notwithstanding the termination of your employment with the Company, you will continue to be bound by all your obligations concerning proprietary information, disclosure and assignment of inventions, non-competition and non-solicitation, as detailed in the Employment Agreement and the law.

11.	This letter is and shall be considered a settlement and notice of waiver of severance pay in accordance with Section 29 of the Severance Pay Law, 5723-1963.

12.
You hereby confirm that you have reviewed your rights and you were given any and all explanations regarding your rights to your full satisfaction, to the extent that you have requested such explanations concerning the rights and sums you are entitled to receive from the Company and the additional payments that described hereinabove.

We would like to thank you for your valued contribution to the Company during your employment with us and wish you success in your future.

Sincerely,

ReWalk Robotics Ltd.

By: /s/ Larry Jasinski

By signing below, I acknowledge that I have read the foregoing letter carefully and understand its contents, and that I hereby undertake and agree to be fully bound by its terms and provisions.

/s/ Ori Gon                                                        Date: ______________________________
Ori Gon

3, Hatnufa St., P.O.B 161, Yokneam Illit 2069203, Israel, T. 972 4 959 0123, F. 972 4 959 0125, www.rewalk.com